File No.:                      10149.03

Exhibit 5.1

February 13, 2014

Trans-Pacific Aerospace Company, Inc.

2975 Huntington Drive, Suite 107

San Marino, CA 91108

Ladies and Gentlemen:

As special counsel for Trans-Pacific Aerospace Company, Inc. (the “Company”), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about February 13, 2014 (the “Registration Statement”) covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 3,500,000 shares of common stock, $0.001 par value (the “Shares”) to be issued pursuant to the 2013 Stock Incentive Plan of the Company (the “Plan”).

Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company.

We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Indeglia
&Carney llp

/s/ Indeglia & Carney LLP

1299 Ocean Avenue, Suite 450, Santa Monica, CA 90401

Phone 310.982,2720 | Fax 310.458.8007

Email info@indegliacarney.com | www.indegliacarney.com